         WAIVER, dated as of March 3, 1995 (this "March 1995 Waiver"), to the Note Purchase Agreement, dated as of May 31, 1994 (as amended, supplemented or otherwise modified from time to time, the "Note Purchase Agreement"), by and among ST. CHARLES GAMING COMPANY, INC., a Louisiana corporation (the "Company"), CROWN CASINO CORPORATION, a Texas corporation ("Crown Casino"), HIBERNIA NATIONAL BANK, as agent for the Purchasers named therein (in such capacity, the "Agent"), and NOMURA HOLDING AMERICA INC. ("Nomura") .

                             W I T N E S S E T H

         WHEREAS, pursuant to the Note Purchase Agreement, the Purchasers (as defined in the Note Purchase Agreement) of the Senior Secured Increasing Rate Notes of the Company due June 3, 1995 (the "Notes") purchased the Notes from the Company in the aggregate principal amount of $28,000,000 at the purchase price of 100% of the principal amount thereof upon the terms and subject to the conditions set forth therein (unless otherwise defined herein, terms defined in the Note Purchase Agreement shall have their defined meanings when used herein);

         WHEREAS, the Company has requested that Louisiana Riverboat Gaming Partnership, a Louisiana partnership ("LRGP"), provide a loan to the Company in the amount of $700,000 (the "LRGP Debt") evidenced by a promissory note a copy of which is attached as Exhibit A hereto (the LRGP Note") and the obligations and liabilities of the Company thereunder guaranteed by Crown Casino (the "LRGP Guarantee"; Crown Casino, as guarantor thereunder, the "LRGP Guarantor"), the proceeds of which loan shall be used (i) to pay interest due and payable on the outstanding principal amount of $21,930,000 of the Notes, (ii) to pay the fees, expenses and disbursements of counsel to Nomura due and payable pursuant to
Section 21 of the Note Purchase Agreement and (iii) to provide working capital for the Company;

         WHEREAS, the Company has requested and Nomura has agreed to waive the provisions of the Note Purchase Agreement relating to the incurrence of the LRGP Debt and the LRGP Guarantee but only on the terms and subject to the conditions set forth herein, including, but not limited to, the provision that the LRGP Debt, the LRGP Note and the LRGP Guarantee shall be unsecured and subordinate in all respects to the Notes;

         NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto hereby agree as follows:

         1. Waiver. Nomura hereby waives any Default or Event of Default under the Note Purchase Agreement occurring solely by reason of the incurrence by the Company of the LRGP Debt, the LRGP Note and the LRGP Guarantee, provided that prior to the indefeasible payment in full in cash of all amounts owing under the Notes and the Note Purchase

Agreement (including any interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Company or the LRGP Guarantor, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) (such amounts, the "Senior Debt"), no payment of any kind or character on account of the principal of, premium, if any, or interest on, the LRGP Note (including pursuant to the LRGP Guarantee) shall be made by the Company or the LRGP Guarantor, including any distribution of assets or securities of the Company or the LRGP Guarantor of any kind or character, whether or not in connection with any dissolution or winding up or total or partial liquidation or reorganization of the Company or the LRGP Guarantor. In the event that, notwithstanding the foregoing, the holder of the LRGP Note shall receive any payment on account of the principal of, premium, if any, or interest on, the LRGP Note (including pursuant to the LRGP Guarantee) prior to the indefeasible payment in full in cash of the Senior Debt, then any such payment or other distribution shall be received and held in trust for the holders of the Senior Debt and shall be paid over or delivered to such holders to the extent necessary to pay in full in cash the Senior Debt.

         2. Effectiveness. This March 1995 Waiver shall become effective as of the date first above written (a) upon receipt by Nomura of counterparts of this March 1995 Waiver, duly executed by the Company and Nomura, and consented to by Crown Casino, GEMS and the Agent and (b) upon payment of the fees, expenses and disbursements of counsel to Nomura due and payable pursuant to Section 21 of the Note Purchase Agreement.

         3. Limited Effect. Except as expressly waived hereby, all of the covenants and provisions of the Note Purchase Agreement shall continue to be in full force and effect in accordance with their respective terms. The waiver contained herein shall be limited precisely as drafted and narrowly construed and shall not constitute a waiver of, or an indication of Nomura's willingness to waive, any other provision of the Note Purchase Agreement or any Security Documents executed pursuant thereto.

         4. Representations and Warranties. The Company represents and warrants that each of the representations and warranties made by the Company in or pursuant to the Note Purchase Agreement is true and correct on the date hereof as if made on and as of the date hereof, other than representations and warranties that relate solely to an earlier date which shall be true and correct in all respects as of such earlier date or representations and warranties changed as a result of changes to the subject matter of such representations and warranties which the Company has disclosed in writing to Nomura.

         5. GOVERNING LAW. THIS MARCH 1995 WAIVER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

         6. Counterparts. This March 1995 Waiver may be executed by the parties hereto on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

         7. Expenses. The Company agrees to pay and reimburse Nomura for all of its costs and expenses incurred in connection with the preparation, execution and delivery of this waiver and ancillary documents including, without limitation, the fees and disbursements of counsel to Nomura.

          IN WITNESS WHEREOF, the undersigned have caused this March 1995 Waiver to be duly executed and delivered as of the date first above written.

                                               ST. CHARLES GAMING COMPANY, INC.

                                               By: /s/ MARK D. SLUSSER
                                                   Title:  CFO



                                               NOMURA HOLDING AMERICA INC.

                                               By:
                                                   Title:

Accepted and Agreed to:

CROWN CASINO CORPORATION

By: /s/ MARK D. SLUSSER
    Title:  CFO



GAMING ENTERTAINMENT MANAGEMENT SERVICES, INC.

By: /s/ MARK D. SLUSSER
    Title:  CFO


HIBERNIA NATIONAL BANK,
  as Agent for the Purchasers and
  as Escrow Agent

By: /s/ ROBERT SEGARI
    Title:  Asst. V.P. & T.O.

                                                                       EXHIBIT A
                                PROMISSORY NOTE

$700,000.00                  Shreveport, Louisiana                 March 3, 1995

         FOR VALUE RECEIVED, after date, without grace, in the manner, on the dates and in the amount herein stipulated, ST. CHARLES GAMING COMPANY, INC., a Louisiana corporation (the "Maker" or the "Company") promises to pay to the order of LOUISIANA RIVERBOAT GAMING PARTNERSHIP, a Louisiana partnership (the "Payee"), at its offices at 500 Slattery Building, Shreveport, Louisiana 71165, or such other place as the Payee shall designate in writing to the Maker, which at the time of payment is legal tender of the United States of America for the payment of public and private debts, the principal sum of SEVEN HUNDRED THOUSAND and no/100 DOLLARS ($ 700,000.00), together with interest thereon from and after date hereof until maturity at a fixed rate per annum which shall from day to day be equal to eleven and one-half percent (11.5%) per annum, computed on the basis of a year of 365 or 366 days, as the case may be, and for the actual number of days elapsed (including the first day but excluding the last day). All past due principal and interest shall bear interest from and after maturity until paid, regardless of how maturity occurs, at an interest rate which, from day to day, shall be equal to eighteen percent (18%) per annum.

         The principal and accrued interest of this Note shall be due and payable on the later of i) August 1, 1995, or ii) three (3) business days after the Maker retires all its outstanding debt under that certain Note Purchase Agreement dated as of May 31, 1994 among the Company, its parent corporation, Crown Casino Corporation ("Crown Casino" or the "Guarantor"), Hibernia National Bank, an agent for the Noteholders defined therein and Nomura Holding America Inc. (as amended, supplemented or otherwise modified from time to time, the "Note Purchase Agreement").

         The Maker shall have the privilege to prepay at any time, and from time to time, all or any part of the principal amount of this Note, without notice, penalty or fee, but in no event prior to paying its debt under the Note Purchase Agreement. Such advances or prepayments will be applied, first to the payment of interest then accrued and unpaid hereon, including the amount of interest accruing and to accrue on the amount of principal being prepaid, and the balance, if any, to the payment of principal.

         All makers, endorsers, sureties and guarantors hereof, as well as other parties to become liable on this Note, hereby severally: (i) waive demand and presentment for payment of this Note, notice of non-payment, protest, notice of protest, filing of suit, diligence in collection or enforcing any of the security for this Note; (ii) agree that they are and shall be jointly, severally, directly and primarily liable for the repayment of all sums due and owing under this Note; (iii) consent to any and all renewals, extensions and modification in the time of payment and to any other indulgence with respect to this Note; (iv) agree that the Payee shall not be required first to institute suit or exhaust its remedies against the Maker or others liable or to become liable on this Note, or to enforce its rights against them or any security for this Note; and (v) agree to any substitution, subordination, exchange or release of any security for this Note, or the release of any party primarily or secondarily liable on this Note.

         In the event default is made in the prompt payment of this Note when due, and the same is placed in the hands of any attorney for collection, or suit is brought on same, or the same is collected through any Bankruptcy Court, or any judicial proceeding whatsoever, then the Maker agrees and promises to pay the Payee's reasonable attorney's fees.





                                Page 1 of 2 Pages

         All notices required or permitted under this Note shall be in writing and shall be deemed to have been sufficiently given or served for all purposes when presented personally or deposited with the United States Postal Service, postage prepaid, certified mail, return receipt requested, to the Maker at the address set forth below, or at such other address of which the Maker shall have notified the President or any Vice President of the Payee in writing at least thirty (30) days prior to the date of the Payee giving such notice. Where appropriate, any pertinent noun, verb or pronoun shall be construed and interpreted to include both the proper number and gender. This Note shall not be renewed, extended, or modified except by a written instrument evidencing the same.

         The indebtedness evidenced by this Note is and shall be subordinate to the indebtedness of the Company evidenced by that certain promissory note (the "Senior Note") issued by the Company dated June 3, 1994 pursuant to the terms of the Note Purchase Agreement. In furtherance thereof, prior to the indefeasible payment in full in cash for all amounts owing under the Senior Note and the Note Purchase Agreement (including any interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Maker or the Guarantor, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) (such amounts, the "Senior Debt"), no payment of any kind or character on account of the principal of, premium, if any, or interest on, this Note (including any payment by Crown Casino pursuant to any guarantee of this Note) shall be made by the Maker or the Guarantor, including any distribution of assets or securities of the Maker or the Guarantor of any kind or character, whether or not in connection with any dissolution or winding up or total or partial liquidation or reorganization of the Maker or the Guarantor. In the event that, notwithstanding the foregoing, the holder hereof shall receive any payment on account of the principal of, premium, if any, or interest on, this Note (including any payment by Crown Casino pursuant to any guarantee of this Note) prior to the indefeasible payment in full in cash of the Senior Debt, then any such payment or other distribution shall be received and held in trust for the holders of the Senior Debt and shall be paid over or delivered to such holders to the extent necessary to pay in full in cash the Senior Debt.

         This Note shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to conflicts of law principles.
                                  MAKER

Address:                          ST. CHARLES GAMING COMPANY, INC.

2415 W. Northwest Hwy.
Suite 103
Dallas, Texas 75220               By: /s/ MARK D. SLUSSER
                                      Mark S. Slusser, CFO

This Note is guaranteed by Crown Casino Corporation (the "Guarantee") and the Guarantor acknowledges and agrees that any payments pursuant to its obligation under this Guarantee shall be subject to the subordination provisions set forth in paragraph seven of this Note and (ii) it will not take any action in violation of such subordination provisions.

                                  GUARANTOR:

                                  CROWN CASINO CORPORATION


                                  By: /s/ MARK D. SLUSSER
                                      Mark S. Slusser, CFO





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